EXHIBIT 10.1
                                  ------------





FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION
August 11, 1997                             Contact: Abraham Rosenthal
                                                     Chief Executive Officer

                                                     Robert P. Mulreaney
                                                     Chief Financial Officer

                                                     Brian J. Lewbart
                                                     Director, Public Relations
                                                     (410) 234-0782


                       PRIME RETAIL ARRANGES $60.0 MILLION
                PRIVATE PREFERRED EQUITY INVESTMENT TO ACCELERATE
                      ACQUISITION AND DEVELOPMENT PROGRAMS


         BALTIMORE -- Prime Retail, Inc. (NASDAQ: PRME, PRMEP) today announced that it has entered into a purchase agreement with an institutional investor pursuant to which a new series of cumulative convertible non-voting preferred securities will be issued in exchange for an aggregate $60.0 million. Proceeds will be used to fund the Company's continued acquisition and development programs.
         The convertible preferred equity securities will be issued at $13.75 per unit, subject to adjustment in certain circumstances to an amount not less than $13.25. An initial $10.0 million of proceeds will be drawn on or before September 8, 1997. The balance of the proceeds may be drawn through December 6, 1997, with the timing and amount of draws determined, subject to certain limitations, at the discretion of the Company. The preferred securities will pay dividends equivalent to the amount being paid on the Company's shares of common stock, with a minimum equal to the current annual amount of $1.18 per share. The preferred securities may be converted into shares of common stock on a one-to-one basis commencing August 8, 1998 (or earlier under certain conditions). In addition, the Company has waived the ownership limitations of the common stock to permit the investor to own, at any one time, the shares of common stock issuable upon conversion of the preferred securities. The Company has the right to call the preferred securities after ten years. Subject to certain conditions, the preferred securities may take the form of shares of preferred stock in the



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PRIME RETAIL ARRANGES $60.0 MILLION INVESTMENT                            Page 2


Company or preferred units of partnership interest in Prime Retail, L.P. that will be exchangeable for shares of preferred stock or common stock on a one-to-one basis.
         Pursuant to the purchase agreement, as long as the investor owns more than 9.9% of the outstanding shares of common stock of the Company, the investor will be subject to certain standstill restrictions, including restrictions relating to the acquisition of additional shares and various other matters. Pursuant to a registration rights agreement, the Company has granted the investor certain registration rights to facilitate resale of its shares under certain conditions.
         "One of our primary objectives in 1997 was to strengthen our capital structure to better position the Company to pursue our growth strategy," said Abraham Rosenthal, chief executive officer of Prime Retail, Inc. "This private equity capital will provide us with additional financial flexibility to support our continued acquisition and development programs."
         Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, development, and management of factory outlet centers. As of June 30, 1997, Prime Retail's outlet center portfolio included 24 outlet centers in 18 states, which total approximately 6.1 million square feet of gross leasable area that was approximately 94% leased. Prime Retail has been a developer of factory outlet centers since 1988.










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